Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2007 FOURTH QUARTER
AND FISCAL YEAR 2007 RESULTS ;
COMMENTS ON OUTLOOK
GREEN BAY, WI (December 18, 2007)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2007 sales were $119,708,000, up 19% over fiscal year 2006 sales. For the fiscal year 2007 fourth quarter, sales increased to $35,289,000, or up 24% compared to the fourth quarter of fiscal year 2006. For the fiscal year 2007, net income was $0.22 per share, compared to net income of $0.12 per diluted share for fiscal year 2006, an increase of 83%. Net income per diluted share for the 2007 fourth quarter was $0.11 per share compared to $0.01 net income per diluted share for the fourth quarter of 2006.
Tufco President and CEO Louis LeCalsey, offered these comments on the year: “During fiscal 2007 we concentrated on reducing waste and increasing productivity on those projects we started up late in fiscal 2006. We also started up several new products during the later part of fiscal 2007. Our fourth quarter results are reflective of these actions and are indicative of our potential when demand is good and waste, productivity and other costs are well controlled.”
“For our fiscal 2008 first quarter, we are seeing normal seasonal reduction in demand across most products. Additionally, two new products which were produced in our fourth quarter of 2007 have little or no revenue in our first quarter as the pipeline for new product launches was filled. A rebound in demand for all products is dependent on consumer buying patterns.”
“With that background, we will continue to focus on business building during fiscal 2008, with an emphasis on expanding our customer base and bringing in new products. We will also focus on continuing to reduce waste and increase productivity to achieve world class metrics,” he concluded.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2007 results in comparison to fiscal 2006, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers, the effects of the economy in general and the Company’s ability to improve the run rates for its product. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2007	2006
ASSETS

Cash & Cash Equivalents	$6	$5
Accounts Receivable — Net	15,302	15,079
Inventories	16,355	14,125
Other Current Assets	1,369	1,173

Total Current Assets	33,032	30,382

Property, Plant and Equipment — Net	19,002	18,941
Goodwill — Net	7,212	7,212
Other Assets	127	154

Total	$59,373	$56,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$11,707	$9,923
Accrued Liabilities	513	508
Income Taxes Payable	107	—
Other current liabilities	717	542

Total Current Liabilities	13,044	10,973

Long-Term Debt	6,192	7,073
Deferred Income Taxes	2,537	2,103

Common Stock and Paid-in Capital	25,351	25,274
Retained Earnings	13,391	12,408
Treasury Stock	(1,142)	(1,142)

Total Stockholders’ Equity	37,600	36,540

Total	$59,373	$56,689

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Sales	$35,289	$28,453	$119,708	$100,284

Cost of Sales	33,303	27,421	113,594	95,239

Gross Profit	1,986	1,032	6,114	5,045

SG&A Expense	1,030	864	4,057	3,977

Operating Income	956	168	2,057	1,068

Interest Expense (Income)	137	119	519	310
Interest Income and Other (Income) Expense	(3)	3	(21)	(59)

Income Before Income Tax	822	46	1,559	817

Income Tax Expense	305	18	576	254

Net Income	$517	$28	$983	$563

Net Income Per Share:
Basic	$0.11	$0.01	$0.22	$0.12
Diluted	$0.11	$0.01	$0.22	$0.12

Weighted Average Common Shares Outstanding:
Basic	4,535,644	4,535,244	4,535,443	4,538,109
Diluted	4,566,970	4,552,942	4,563,984	4,550,439